UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 28, 2018

AUSCRETE CORPORATION

(Exact name of registrant as specified in its charter)

Wyoming	001-35923	27-1692457
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 847

Rufus, OR 97050

(Address of principal executive offices, including zip code)

(541) 739-8298

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange act.          ☐

Item 1.01. Entry into a Material Definitive Agreement

On August 18, 2017, Auscrete Corporation ("company") announced that it had completed a contract for the the acquisition of five acres of Industrial Land on the Goldendale, WA Industrial Park as was reported in a Company 8-K on August 23, 2017. The company entered escrow on February 8, 2018 by the deposit of funds in the amount of the purchase price into the Title Company's escrow account.

On February 28, 2018, the escrow was completed for the land purchase with the City of Goldendale, WA and the title was passed on to Auscrete Corporation. The asset will show on the company's Balance Sheet in the first quarter 10-Q of 2018.

The purchase contract also includes an option to purchase an additional 2 x 2.5 acre lots for a total of 5 acres that abuts to the first lots to form a relatively square 10 acre site. The company has 12 months to finalize this purchase. The cost of this property will be $25,000 per acre for a total purchase price of $125,000.

Pictured at right is an artists concept rendering of Auscrete's projected manufacturing complex as it would appear on the total 10 acres. This campus is expected to finally contain a total of six buildings that include three production buildings, a fabrication and machine shop building with a paint and powder coat shop and maintenance bay, an office complex building and an inventory building.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUSCRETE CORPORATION

Date: March 1, 2018	By:	/s/ A. John Sprovieri
A. John Sprovieri President / CEO